BankAmerica Corporation
      Charlotte, NC 28255
      Tel 704 386-5000

      BankAmerica Corporation
      Amendment No. 1 (Dated April 21, 1999) to
      Pricing Supplement No. 0218 Dated                Rule 424(b)(2)
      March 18, 1999 (To Prospectus dated              File number: 333-51367
      May 21, 1998 and Prospectus
      Supplement dated November 16, 1998)

      Senior Medium-Term Notes, Series H
      Due Nine Months or More From Date of Issue

      On March 23, 1999, the Corporation issued $300,000,000 aggregate principal amount of its 5.750% Senior Medium-Term Notes, due March 1, 2004, as described in the Pricing Supplement No. 0218. The Corporation is increasing the size of that issue with this offering by $100,000,000 of additional Notes, bearing identical terms and conditions and carrying the same CUSIP Number as the Notes issued March 23.

      The additional Notes were sold to NationsBanc Montgomery Securities
      LLC and Lehman Brothers Inc., as principal. The purchase price for the additional Notes was determined as follows:

      Principal Amount of Additional Notes:       $ 100,000,000.00
      Issue Price:                99.64 %         $  99,640,000.00
      Commission or Discount:      0.15 %         $     150,000.00
      Proceeds to Corporation:    99.49 %         $  99,490,000.00
      Plus interest accrued from
        March 23, 1999                            $     527.083.33

      Agent:                   NationsBanc Montgomery Securities LLC and
                               Lehman Brothers Inc.

      Issue Date for
      Additional Notes:        April 26, 1999

      Stated Maturity Date:    March 01, 2004

      Cusip #:                 06606N-AH-7

      Form:                    Book-entry only

      Interest Rate:           5.750% Fixed

      Interest Payment Dates:  1st of March and September, commencing on September 1, 1999

      May the Notes be redeemed by the Corporation prior
      to maturity?                                                No

      May the notes be repaid prior to maturity at the option
      of the holder?                                              No

      Total principal amount of Note outstanding:                 $400,000,000